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                                                                      EXHIBIT 21

                         Subsidiaries of the Registrant

1)       Edwards & Leach Oil Company, a Delaware corporation
2)       Boomer Marketing Corporation, an Oklahoma corporation
3)       Bradmar Petroleum Corporation, an Oklahoma corporation
4)       American Natural Energy Corporation, an Oklahoma corporation